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Exhibit 99.1

        TRILOGY CAPITAL
Host: A. J. Cervantes
June 15, 2004/11:00 a.m. CDT

TRILOGY CAPITAL

June 15, 2004
11:00 a.m. CDT

Moderator	Ladies and gentlemen, thank you for standing by, and welcome to the Isonics conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session; instructions will be given at that time. As a reminder, this conference call is being recorded. I would now like to turn the conference call over to our host, Chairman and CEO, Mr. James Alexander. Please go ahead, sir.
J. Alexander
Good morning, ladies and gentlemen. I am Jim Alexander, the chairman and CEO of Isonics Corporation. I'd like to welcome you to the Isonics Corporation Investor conference call. Joining me today is Dr. Hans Walitzki, Isonics's Vice President of Advanced Wafer Technology. Hans will assist me in answering your questions at the end of my report.
Isonics Corporation is a very exciting company, as you will see in a few minutes, but first, I would like to read a cautionary statement.

This conference call will contain forward-looking statements made by officers of Isonics Corporation that involve risks and uncertainties that could affect Isonics's ability to achieve the anticipated results, and which are not based on historical fact. Such forward-looking statements are based on current expectations of management that involve risks and uncertainties.

Isonics's actual results, performance or achievements could differ materially from the results, performance or achievements projected or implied by such forward-looking statements, as such results to various factors and uncertainties, which are described in Isonics's filing with the SEC, including, where applicable, our most recent filings on Form 10-KSB or 10-QSB, and all of our other filings. Our filings with the SEC are available on the Isonics Web site under the Investor Relations tab, or through a commercial document retrievable service, and at the Web site maintained by the SEC, free of charge, at www.sec.gov.

For those of you new to Isonics, let me provide a brief overview. Isonics Corporation is an advanced materials and technology company specializing in isotopically engineered materials. We do business in three principal divisions: first, our Isonics Life Sciences and Healthcare division, where we provide isotopes for the imaging and treatment of cancer; second, our Homeland Security division, where we are developing technologies for the detection of explosives and chemical biological weapons; and third, which is the subject of this call, our Semiconductor division.

In this part of Isonics, we are commercializing isotopically pure silicon-28, which has better thermal properties than normal silicon. Chips made from silicon-28 should run cooler and faster than chips made from ordinary silicon. We also have developed manufacturing processes for, and have been shipping small quantities of silicon-on-insulator wafers called SOI wafers.

SOI wafers are in high demand today because, like silicon-28, they allow chips manufactured on them to operate cooler and faster. Additional information on all of our products and technologies may be obtained at our Web site at www.isonics.com.

Now, let us get to the great news at hand. I am pleased to report that Friday night we completed the acquisition of the silicon test wafer manufacturing and recycling business and related assets from EnCompass Materials Group, Ltd., EMG, of Vancouver, Washington. As we noted in our press release, it is our belief that EMG is an excellent platform for launching the high-volume production phase of our SOI wafer business.

We have developed a plan to combine our SOI operations with the test wafer business that we have acquired. This plan calls for reaching cash break-even quickly by focusing on growing revenue in market segments that EMG historically have not chosen to participate in and, additionally, by accessing cost savings through productivity improvement in wafer polishing, based on know-how we can borrow from our SOI manufacturing process.

We believe that with only modest increases in SOI revenue, which we will obtain through a much enhanced sales and marketing staff, we can reach break-even within a 12-month period and profitability shortly thereafter.

As many of you know, we have been selling small quantities of thick-film SOI wafers over the past year, but we were reluctant to go after the larger and more valuable orders until we had established a functional manufacturing infrastructure capable of producing quality products in large volumes.

Faced with a growing demand from our customers, we needed a plan, which simplified and expedited this segment's transition from a development stage organization to a high-volume manufacturer. We now have an ISO 9000 and ISO 14000-compliant manufacturing facility, into which we will install our equipment and proprietary process for producing SOI wafers.

To give you some idea of the economics of this transaction, EMG was built about five years ago for a cost in excess of $10 million. We bought this business and assets for 731,930 shares of our common stock, a note for $1.7 million, and the assumption of less than $700,000 in liabilities. It is, in our view, an excellent valuation.
In summary, I would like to say that the management and employees of Isonics are fully committed to actualizing the maximum shareholder value from this very important investment.
Now, I'd be pleased to take your questions.
Moderator	Thank you. One moment, please, for our first question. Our first question comes from Mr. Mark Harris. Please go ahead.
M. Harris
Hi, Jim. I'm a private investor. I just like to say I think you're doing a great job on… at a dollar. The question that I have is, what future transactions are going to continue to support the company's growth?
J. Alexander
What future transactions are going to—needed to support the company's growth? Well, we believe that we have developed a good point here for launching our SOI wafer business, and we are very confident that there will be opportunities to grow that business profitably, as I said earlier. And that is going to be the—one of the major focuses that we have, at this time, is to execute on our plan to reduce cost and to bring that business profitable at the earliest possible time.

As I mentioned earlier, there are two other parts of the business: the Life Sciences and Healthcare, as well as the Homeland Security business. We do have plans, and we will be announcing some modest transactions in each of those areas over the next couple of months, but I really can't say more than that with any specificity.
M. Harris	Great.
Moderator	Thank you. Does that answer your question, sir?
M. Harris	It does. Thank you very much.
Moderator	Thank you. Our next question comes from Charlie Kusnyer. Please go ahead, sir.
C. Kusnyer	Jim, good morning. This is Charlie Kusnyer. I'm a shareholder. The question I have is, will the large-volume of SOI orders that were mentioned in the press release be thin-film or thick-film wafers?
J. Alexander
We have opportunities in both segments. Obviously, we're much more confident with our thick-film ability, but the thin-film segment of the SOI market provides larger, more diverse, and much more interesting opportunities. So we will be going after both of those types of products.
C. Kusnyer	How competitive is the Sigma-1 process relative to the other thin-film SOI wafer-making processes?
J. Alexander	We believe it is quite comparable, and with our low-cost manufacturing paradigm, that's where we can really take the advantage of the other people playing in this area right now.
C. Kusnyer	I had a couple quick other follow-ups to the wafer making capacity, the new facility, and also, what industries will we, the company, serve in the SOI business?
J. Alexander
We have not announced what the actual capacity is, primarily because we believe it's much larger than what it currently is at this time, so we're reluctant to give out a number. We have the intention of serving all segments of the semiconductor and the MEMs industries.
C. Kusnyer	Okay. I'll follow-up with some other questions later and give somebody else a chance. Thanks, Jim.
J. Alexander	Thank you, Charlie.
Moderator	Thank you. Our next question comes from Randy Lewis. Please go ahead, sir. Mr. Lewis, your line is open. Maybe, we'll come back to him. Sol Mara, your line is now open.
S. Mara	Hi. James?
J. Alexander	Yes.
S. Mara
Thanks very much for the conference call announcement today and giving us a little bit more insight. I really appreciate it. I'm an individual investor and I'm very excited about owning shares. I just don't hear in your voice the excitement I was expecting, based on the acquisition. Tell me I'm wrong.
J. Alexander
You're wrong. We are excited. I guess it has just been maybe anti-climactic. We've been working on this transaction for about two and a half months now. We just were out there yesterday at the fab, orienting all of our employees, and they are extremely excited to be a part of Isonics and working on our much, much larger set of opportunities. I apologize if I don't sound too enthusiastic. I usually am. Maybe it's just the stress of the conference call here today. But this is an incredible opportunity. It's an inflection point in the development of the company, and I'm sure Hans—Hans, maybe you should speak to how solid we think this new business that we are launching is.
S. Mara	Thank you, James. Yes, you sound really excited right now, and I'm sure the past couple of months have been very trying and…
Dr. H. Walitzki
Jim asked me to say a few words. We had our first day here yesterday. There's an all-employee meeting where we got everybody in the same room and I can just say everybody is extremely excited to being a part of Isonics and has the option to grow the business to a significant size and be profitable in a very short time frame. Everybody here is just happy and there is lots of work ahead of us, and just go on and do it.
S. Mara	Okay.
Moderator	Thank you. Our next question comes from Izzy Luss. Please go ahead, sir.
I. Luss	Yes. Hi, James. How are you?
J. Alexander	Fine, thank you.
I. Luss	I wanted to know if there was any contact with Intel or AMD regarding their business.
J. Alexander
They are sort of the usual suspects in a lot of things that we do, and we do, from time to time, have contact with each of those companies, but I really can't tell you any more than that because of confidentiality issues.
I. Luss	Right. So you can confirm that there is ongoing relationship with both companies?
J. Alexander	Maybe "relationship" is too strong. We have ongoing discussions and business.
I. Luss	Do you expect to get any business from them regarding SOI?
J. Alexander	We would certainly hope to.
I. Luss	Are those companies involved in your break-even cost? Does that presume that you get contracts from them?
J. Alexander
No. Our break-even is much more clearly based on a lot of less high-profile customers, which there are many, many out there, and many of which have been really encouraging us to ramp up our capabilities, which we are doing now.
Moderator	Thank you. Our next question is from Mr. Bill Murphy. Please go ahead, sir.
B. Murphy
Yes. I'm an individual investor. There is some language out there in the various filings that you have ongoing cash only through the end of July, so could you address your cash flow situation now that you've completed your most recent private placement?
J. Alexander
I think that was probably in our 10-Q that was issued for second quarter Q. Since the first of the year, we've raised $5.5 million and we have received another almost $0.5 million in warrant exercise, existing outstanding warrants, and we believe that we are in excellent shape right now from a cash standpoint. I don't see any problems in executing on our plan as we have announced it.
Moderator	Thank you. We do have a follow-up question from Charlie Kusnyer. Please go ahead, sir.
C. Kusnyer	Yes, Jim. Will the fab reclaim 300mm wafers and, so, will new equipment be needed? I heard that is costly equipment.
J. Alexander	I'm sorry, Charlie. What were you…?
C. Kusnyer	Reclaiming the 12-inch wafers: will you be doing that in the new facility and will you be needing new equipment if you do do that?
J. Alexander
That may be part of our plan and that may require some additional equipment, but certainly, a lot of the equipment that we have right now is capable of doing 300mm so if we decide to go into that field, we will probably have to make a small investment, but it's not outrageous; it's within our capabilities.
C. Kusnyer
Just two other quick questions: the employee count there at the semiconductor division and, also, what market segments will you be seeking revenue from, that the previous owners did not choose to seek?
J. Alexander	Hans, why don't you answer that question?
Dr. H. Walitzki
Yes. I think the main reason why the previous owners had to miss out on a lot of opportunities was that they were really severely understaffed in their technical functions. Because of our engagement, this SOI, we bring in a few process engineers, very capable process engineers, who can put a little bit of effort and a little bit of their time into adding to the capabilities of the former EMG company in order to take on orders that require slightly different processes.

It could be a thin wafer, thinner than normal, that's what we do in SOI, anyway. It could be a wafer, which has layers of materials, which are more difficult to strip off or etch off or polish off. We bring in the capability to do grinding and we will bring in the capability to do wafer oxidation, which are additional services, which are well paid for by the customers, if you can offer them.

So, from the requests for quotes I'm seeing here, there's plenty of opportunity out there of these products that are beyond the former capability of the… but is in the very short time frame—I'm speaking of weeks here—we will have this capability by integrating our own equipment, our own process steps and our expertise.
C. Kusnyer	Okay. Thanks, Hans. How about the employee count? Do you know what that is, approximately?
Dr. H. Walitzki	Here, on site, it's about 40.
C. Kusnyer	Okay. Thanks, again, Hans.
Moderator	Thank you. Our next question is from Frank Muia. Please go ahead, sir. He did take himself out of queue. There's no one else in queue; please go ahead.
J. Alexander	You mean me?
Moderator	Yes.
J. Alexander
Okay. Well, if there are no more questions, I just like to say… (audio lost) greatly appreciative that you joined us today. It should be evident that we are very enthusiastic about our company and its future, and while there are no guarantees as to our long-term success, we believe we have a winning business model, and encourage you to watch our progress. Thank you very much.
Moderator
Ladies and gentlemen, this conference will be available for replay from 3:30 p.m. eastern time today, through 11:59 midnight on July 15, 2004. You may access the AT&T Teleconference Replay System at any time by dialing 1-800-475-6701, and entering the access code of 735523. International participants may dial area code 320-365-3844 and accessing the same access code of 735523. Thank you.
That does conclude our conference for today. Thank you for your participation, and for using AT&T Executive Teleconference. You may now disconnect.

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TRILOGY CAPITAL June 15, 2004 11:00 a.m. CDT